CONTACTS:
Doug Ewing or Tom Langenfeld      A. Merrill Ayers, CFO    Lani Jordan
BlueFire Partners                 Sparta Foods, Inc.       Cenex Harvest States
Cooperatives
(612) 371-0000                    (651) 697-5500           (651) 451-4946

FOR IMMEDIATE RELEASE

                   SPARTA FOODS, INC., ANNOUNCES AGREEMENT TO
                    SELL THE COMPANY TO CENEX HARVEST STATES

         ST. PAUL, Minn., Dec. 31 -- Sparta Foods, Inc. (Nasdaq: SPFO), announced today that it has signed a definitive agreement with Cenex Harvest States Cooperatives, of St. Paul, Minn., for the acquisition of Sparta Foods in a transaction in which Sparta shareholders will receive consideration of $1.41 per share in cash.

         The agreement was unanimously approved by a special committee of the Board of Directors and the full Board of Directors of Sparta, with the exception of John Johnson, President and General Manager of Cenex Harvest States and a Director of Sparta Foods. Mr. Johnson did not participate in any Sparta board discussions or votes related to the transaction.

         Michael J. Kozlak, Chairman of Sparta Foods' Board of Directors, said, "We are pleased that this agreement has been reached with Cenex Harvest States and feel that our shareholders are receiving excellent value for their investment at this price. Through a talented management team and a strong market growth for tortilla products, Sparta Foods has progressed from a very troubled company a few years ago to a growth platform for a rapidly consolidating industry, as evidenced by its recent acquisition of the Phoenix-based Food Products Corporation."

         "We are very excited about Sparta Foods becoming a part of our company," said Jim Tibbetts, Executive Vice President of Cenex Harvest States' Consumer Products Group. "The acquisition of Sparta represents another new grain-based food platform for Cenex Harvest States which supports our mission of linking our agricultural producers to consumers. As the tortilla industry continues to consolidate, we plan to aggressively grow and expand this business in the future."

         Consummation of the transaction is subject to the satisfaction of various conditions, including approval of the transaction by the shareholders of Sparta and regulatory approvals. The company expects that a meeting of Sparta's shareholders to vote on the transaction will take place by March 31, 2000, the end of Sparta Foods' second fiscal quarter, and, if approved, closing of the transaction will occur shortly thereafter. Sparta Foods has approximately 10.3 million shares of common stock outstanding.

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         Sparta Foods, Inc., located in New Brighton, Minn., and Phoenix, Ariz., is a regional market leader in the production and distribution of tortillas and value-added tortilla products to the retail and foodservice industries. The Company's product lines include tortillas, tortilla chips and other snack products, and picante and other salsas. Sparta Foods distributes its food products to retail grocery chains and general merchandise retailers throughout the Midwest and Southwest U.S. principally under the Arizona Brand(R), Cruz(R), La Campana Paradiso(R), La Canasta(R) , and Spanish Bell(R) labels. Foodservice customers include Perkins Family Restaurants, Friendly's Restaurants and other nationally-known restaurants and distributors.

         Cenex Harvest States Cooperatives, with headquarters in suburban St. Paul, Minn., is a producer-to-consumer cooperative system owned by farmers, ranchers and their local cooperatives from the Great Lakes to the Pacific Northwest, and from the Canadian border to Texas. Through a broad range of partnerships, this fully integrated agricultural foods cooperative also markets and distributes petroleum products, agronomic inputs and feed to rural America, as well as grain and processed food products to customers worldwide.

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